EXHIBIT 99.1

CORRECTION -- Carolina Bank Holdings, Inc. Reports Second Quarter Results

GREENSBORO, N.C., Aug. 5, 2010 (GLOBE NEWSWIRE) -- In a release issued by Carolina Bank Holdings, Inc. (Nasdaq:CLBH) on August 2, 2010 under the same headline, please note that in the Consolidated Balance Sheets, the numbers in the rows "Total stockholders' equity" and "Total liabilities and stockholders' equity" were incorrect, as originally stated. The corrected numbers, including the entire Consolidated Balance Sheets, follows:

Carolina Bank Holdings, Inc. and Subsidiary
Consolidated Balance Sheets
At June 30, 2010 and 2009 and December 31, 2009
	(unaudited)
	June 30,		December 31,
	2010	2009	2009

ASSETS
Cash and due from banks	$ 6,038	$ 17,256	$ 6,416
Short-term investments and interest-earning deposits	30,942	21	34,039
Total cash and cash equivalents	36,980	17,277	40,455

Securities available for sale, at fair value	48,572	55,149	52,924
Securities held-to-maturity, at amortized cost	681	933	770

Loans held for sale	46,207	36,606	29,388
Loans	533,486	532,954	530,606
Allowance for loan losses	(10,270)	(7,560)	(10,081)
Net loans	523,216	525,394	520,525

Premises and equipment, net	18,965	19,415	19,351
Other assets	29,719	20,418	33,639

Total assets	$ 704,340	$ 675,192	$ 697,052

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$ 42,132	$ 31,754	$ 39,261
Interest-bearing	584,395	527,036	578,210
Total deposits	626,527	558,790	617,471

Short-term borrowings	5,240	2,138	683
Federal Home Loan Bank advances	2,744	41,821	7,783
Subordinated debentures	19,377	19,302	19,360
Other liabilities	4,093	4,199	3,807
Total liabilities	657,981	626,250	649,104

STOCKHOLDERS' EQUITY
Preferred stock, no par, authorized 1,000,000 shares; issued and outstanding 16,000 shares in 2010 and 2009	14,639	14,313	14,473
Common stock, $1 par value, 20,000,000 shares authorized; issued and outstanding -- 3,387,045 shares in 2010 and 2009	3,387	3,387	3,387
Common stock warrants	1,841	1,841	1,841
Additional paid-in capital	15,817	15,780	15,799
Retained earnings	9,603	13,355	11,445
Stock in director rabbi trust	(608)	(758)	(874)
Directors deferred fees obligation	608	758	874
Accumulated other comprehensive income	1,072	266	1,003
Total stockholders' equity	46,359	48,942	47,948

Total liabilities and stockholders' equity	$ 704,340	$ 675,192	$ 697,052
CONTACT:  Carolina Bank Holdings, Inc.
          Robert T. Braswell, President and CEO
          336-286-8740
          b.braswell@carolinabank.com